Exhibit 99.1

Celsion Corporation Enters into $10 Million Strategic Loan Facility with Silicon Valley Bank

Improvement to the Balance Sheet Leverages Strong Equity Structure

Retires Debt and Gains Five Months of Operating Runway at Very Low Cost of Capital

LAWRENCEVILLE, N.J. (June 21, 2021) – Celsion Corporation (NASDAQ: CLSN), a clinical-stage company focused on DNA-based immunotherapy and next-generation vaccines, announces it has entered into a $10 million loan facility with Silicon Valley Bank (SVB). Celsion immediately used $6 million from this facility to retire all outstanding indebtedness with Horizon Technology Finance Corporation. The remaining $4 million will be available to be drawn down up to 12 months after closing and will be used for working capital and to fund the advancement of the Company’s product pipeline, including GEN-1 for the treatment of newly diagnosed advanced ovarian cancer, as well as other strategic initiatives intended to broaden its product pipeline.

“This loan facility provides us with financial and operating flexibility at very favorable terms, strengthens our balance sheet with the elimination of the Horizon debt and allows us to meet several key, value-driving milestones with our product-development initiatives,” said Michael H. Tardugno, Celsion’s chairman, president and chief executive officer. “Including the $4 million that will become available to us in a year, we will have sufficient cash to fund current and planned operations into early 2025. We appreciate the support of SVB and their confidence in Celsion and the management team.”

Tom Gordon, Managing Director of Life Science and Healthcare at Silicon Valley Bank, said, “We are pleased Celsion has selected SVB as its financial partner for this $10 million loan facility. We have confidence in the Company’s business strategy and look forward to Celsion reaching critical milestones including with GEN-1 for ovarian cancer and other strategic initiatives to broaden its product pipeline.”

The funding is in the form of money market secured indebtedness bearing interest at a calculated WSJ Prime-based variable rate (currently 3.25%). Payments under the loan agreement are interest only for the first 24 months after loan closing, followed by a 24-month amortization period of principal and interest through the scheduled maturity date.

About Silicon Valley Bank

For nearly 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-Looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, statements relating to the offering and the use of proceeds therefrom, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACTS:

Celsion Corporation

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455
jchurch@celsion.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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